NEWS RELEASE	UNITEDHEALTH GROUP

Investor Contacts:	John S. Penshorn 952-936-7214	Brett Manderfeld 952-936-7216
Media:	Don Nathan 952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP COMMENTS ON RECENT MARKET ACTIVITY

MINNEAPOLIS (March 12, 2008) – UnitedHealth Group (NYSE: UNH) today issued the following commentary regarding recent market announcements and investor questions:

UnitedHealth Group management is continuing to actively monitor a variety of trends affecting the sector. Factors the Company is assessing include:

•	Membership trends in risk-based commercial markets and Medicare Advantage product offerings, including Special Needs Plans which serve higher acuity seniors;

•	Benefit buy-downs and continued local pricing dynamics in commercial markets;

•	U.S. Government data showing influenza and influenza-like illness running at high levels across all populations through the first two months of 2008;

•	Medicare Part D plan performance; and,

•	The impact of the Federal Reserve decision to reduce interest rates in the first quarter of 2008.

Based on data from the first two months of 2008, the Company’s estimates of medical costs incurred in
2007 appear to have been accurate. Through the first two months of 2008, the commercial medical cost trend has performed consistent with the Company’s expectations, with the exception of a higher than expected impact from influenza. The Company also noted that the net unrealized capital gain position in its investment portfolio has continued to strengthen in 2008. The Company’s Enhanced Medicare Part D program performance is consistent with the Company’s plan for the approximately 100,000 participants in these offerings at UnitedHealth Group.

As evidenced by recent market commentary, there may be pressure on first quarter and full year 2008 results. However, given that it is still early in the year, management believes it is premature to draw adverse conclusions.

The Company expects to provide a full update at the time of the first quarter 2008 earnings release, which will be scheduled for Tuesday, April 22, 2008.

About UnitedHealth Group
UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through seven operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, OptumHealth, Ingenix, and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Forward Looking Statements
This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on
October 15, 2006 of the investigation by an Independent Committee of directors of our historical stock option practices; the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the Securities and Exchange Commission, and review by the Internal Revenue Service, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, including whether court approval of the settlement agreements between the Company and certain named defendants and the dismissal of the derivative claims against all named defendants is obtained, shareholder demands and purported securities and Employee Retirement Income Security Act class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contracts with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; failure to achieve business growth targets, including membership and enrollment; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; failure to complete or receive anticipated benefits of acquisitions; the potential consequences of the New York Attorney General’s investigation into our provider reimbursement practices; and the outcome of the divestiture of our individual SecureHorizons Medicare Advantage HMO plans in Clark and Nye Counties (Nevada) and the integration of the operations of the Company and Sierra Health Services, Inc. after the divestiture.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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